Exhibit 99.3

Ekso Bionics®’ EksoGT Exoskeleton Adopted in Singapore for Groundbreaking Clinical Study

Richmond, CA- May 6, 2019 – Ekso Bionics Holdings, Inc. (NASDAQ: EKSO), an industry leader in exoskeleton technology for medical and industrial use, today announced that the National University Health System (NUHS) in Singapore has adopted three EksoGT exoskeletons for a groundbreaking clinical study. NUHS is one of the first national health systems in Asia to study how advanced exoskeleton technology can improve mobility and rehabilitation outcomes, and the first to study it across the entire continuum of care.

The Improving Mobility via Exoskeletons (iMOVE) program, supported by Temasek Foundation and Trailblazer Foundation Limited, will study patient outcomes and assess the viability and potential for scaling-up the use of robotic exoskeletons across the continuum of rehabilitation care from hospital to community. The study will focus on patients suffering from stroke and spinal cord injuries, especially for the elderly. The three EksoGT devices will be used at multiple NUHS partner sites including Alexandra Hospital, NTUC Health, St Luke’s Eldercare, St Luke’s Hospital, and Stroke Support Station.

The iMOVE program was inaugurated today by Mr. Chan Heng Kee, Permanent Secretary of Ministry of Health, together with Professor John Wong Eu Li, Chief Executive of National University Hospital System and Mr. Richard Magnus, Chairman of Temasek Foundation.

“We are delighted to be part of a program that will facilitate greater treatment accessibility in Singapore. Globally 15 million people suffer from a stroke every year; Asia is more than half the world’s population with a rapidly aging population in many countries. With aging, mobility becomes a big challenge. The core mission of Ekso is to help people re-learn how to stand and walk after a stroke or spinal cord injury. We want the EksoGT systems to be widely accessible to people who never thought they could walk or stand up again,” commented Ms. Lim Chwee Foon, President, Asia Pacific, Ekso Bionics. “This will serve as a solid platform for our growth in Asia.”

With Ekso Bionics’ recent expansion plan in Asia Pacific, EksoGTs are now deployed in Singapore, Hong Kong, and Australia. To date, EksoGT has helped patients take more than 100 million steps in over 260 rehabilitation institutions around the world.

About EksoGT

EksoGT is the first exoskeleton cleared by the FDA for use with stroke and spinal cord injuries from L5 to C7. In Europe, the CE-Mark cleared EksoGT allows us to work with patients impacted by all neurological conditions and lower limb weakness. The EksoGT with SmartAssist software is the only exoskeleton available for rehabilitation institutions that can provide adaptive amounts of power to either side of a patient’s body, challenging the patient as they progress through their continuum of care. The suit’s patented technology provides the ability to mobilize patients earlier, more frequently, and with a greater number of high intensity steps. To date, this device has helped patients take 100 million steps in over 260 rehabilitation institutions around the world.

About Ekso Bionics®

Ekso Bionics® is a leading developer of exoskeleton solutions that amplify human potential by supporting or enhancing strength, endurance and mobility across medical and industrial applications. Founded in 2005, the company continues to build upon its unparalleled expertise to design some of the most cutting-edge, innovative wearable robots available on the market. Ekso Bionics is the only exoskeleton company to offer technologies that range from helping those with paralysis to stand up and walk, to enhancing human capabilities on job sites across the globe. The company is headquartered in the Bay Area and is listed on the Nasdaq Capital Market under the symbol EKSO. For more information, visit: www.eksobionics.com.

Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements. Forward-looking statements may include, without limitation, statements regarding (i) the plans and objectives of management for future operations, including plans or objectives relating to the design, development and commercialization of human exoskeletons, including the iMOVE program and study results, (ii) estimates, projections or other future statements regarding financial performance, results and condition, capital expenditures, capital structure or other financial items, including statements relating to growth in Asia, and (iii) the assumptions underlying or relating to any statement described in points (i) or (ii) above. Such forward-looking statements are not meant to predict or guarantee actual results, performance, events or circumstances and may not be realized because they are based upon the Company's current projections, plans, objectives, beliefs, expectations, estimates and assumptions and are subject to a number of risks and uncertainties and other influences, many of which the Company has no control over. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. Factors that may influence or contribute to the inaccuracy of the forward-looking statements or cause actual results to differ materially from expected or desired results may include, without limitation, the Company's inability to obtain adequate financing to fund the Company's operations and necessary to develop or enhance our technology, the significant length of time and resources associated with the development of the Company's products, the Company's failure to achieve broad market acceptance of the Company's products, the failure of our sales and marketing organization or partners to market our products effectively, adverse results in future clinical studies of the Company's medical device products, the failure to obtain or maintain patent protection for the Company's technology, failure to obtain or maintain regulatory approval to market the Company's medical devices, lack of product diversification, existing or increased competition, and the Company's failure to implement the Company's business plans or strategies. These and other factors are identified and described in more detail in the Company's filings with the SEC. To learn more about Ekso Bionics please visit us at www.eksobionics.com. The Company does not undertake to update these forward-looking statements.

Media Contacts:

US:

Glenn Silver

646-871-8485

eksobionics@lazarpartners.com

APAC:

Luiza Lim

Flame Communications

Email: luiza@flamecomms.com

Tel: (65) 6259 3193

Investor Contact:

David Carey

212-867-1768

investors@eksobionics.com